Bermuda Office

Appleby (Bermuda)

Limited

Canon’s Court

22 Victoria Street

PO Box HM 1179

Hamilton HM EX

Bermuda

Tel +1 441 295 2244

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Appleby (Bermuda) Limited (the Legal Practice) is a limited liability company incorporated in Bermuda and approved and recognised under the Bermuda Bar (Professional Companies) Rules 2009. “Partner” is a title referring to a director, shareholder or an employee of the Legal Practice. A list of such persons can be obtained from your relationship partner.

Exhibit 5.3

Ingersoll-Rand International Holding Limited Ingersoll-Rand Company Limited Canon’s Court 22 Victoria Street Hamilton HM 12 Bermuda	Email cbrough@applebyglobal.com Direct Dial +1 441 298 3255 Tel +1 441 295 2244 Fax +1 441 292 8666 Your Ref

Appleby Ref 139983.0006/CB/RM

25 April 2014

Dear Sirs

Ingersoll-Rand International Holding Limited (IR Holding) and Ingersoll-Rand Company Limited (IR Limited and together with IR Holding, the Bermuda Guarantors)

The Bermuda Guarantors have requested that we provide this opinion in connection with the registration of up to US$350,000,000 aggregate principal amount of Ingersoll-Rand Global Holding Company Limited’s (Issuer) 2.875% Senior Notes due 2019 (2019 Notes), US$700,000,000 aggregate principal amount of the Issuer’s 4.250% Senior Notes due 2023 (2023 Notes) and US$500,000,000 aggregate principal amount of its 5.750% Senior Notes due 2043 (2043 Notes and together with the 2019 Notes and the 2023 Notes, the New Notes) and the guarantees related thereto (New Guarantees) of the Bermuda Guarantors, such New Notes to be issued in exchange for an equal principal amount of the Issuer’s outstanding 2.875% Senior Notes due 2019, the Issuer’s 4.250% Senior Notes due 2023 and the Issuer’s 5.750% Senior Notes due 2043 pursuant to the terms of the Registration Rights Agreements and the Registration Statement.

The Bermuda Guarantors have requested that we provide this opinion in connection with the New Guarantees and the Indenture (collectively referred to as the Subject Agreements).

For the purposes of this opinion we have examined and relied upon the documents listed, and in some cases defined, in the Schedule to this opinion (Documents), together with such other documentation, as we have considered requisite to this opinion.

1.	ASSUMPTIONS

In stating our opinion we have assumed:

1.1	the authenticity, accuracy and completeness of all Documents and other documentation examined by us submitted to us as originals and the conformity to authentic original documents of all Documents and other such documentation submitted to us as certified, conformed, notarised, faxed or photostatic copies;

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1.2	that each of the Documents and other such documentation which was received by electronic means is complete, intact and in conformity with the transmission as sent;

1.3	the genuineness of all signatures on the Documents;

1.4	the authority, capacity and power of each of the persons signing the Documents (other than the Bermuda Guarantors in respect of the Subject Agreements);

1.5	that any representation, warranty or statement of fact or law, other than as to the laws of Bermuda, made in any of the Documents is true, accurate and complete;

1.6	that the Subject Agreements and the Registration Rights Agreements constitute the legal, valid and binding obligations of each of the parties thereto, under the laws of its jurisdiction of incorporation or its jurisdiction of formation and any exchange of the New Notes for the Existing Notes and any grant of the New Guarantees shall be effected in accordance with the terms of the Indenture and the Registration Rights Agreement;

1.7	that the Subject Agreements have been validly authorised, executed and delivered by each of the parties thereto, other than the Bermuda Guarantors, and the performance thereof is within the capacity and powers of each such party thereto, and that each such party to which the Bermuda Guarantors purportedly delivered the Subject Agreements has actually received and accepted delivery of such Subject Agreements;

1.8	that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would have any implication in relation to the opinions expressed herein;

1.9	that the Resolutions are in full force and effect, have not been rescinded, either in whole or in part, and accurately record the resolutions passed by the Directors of IR Limited, in a meeting of the Directors of IR Limited which was duly convened and at which a duly constituted quorum was present and voting throughout or adopted by all of the Directors of IR Holding as unanimous written resolutions of its Board and that there is no matter affecting the authority of the Directors of the Bermuda Guarantors to grant the New Guarantees not disclosed by the Constitutional Documents or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein;

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1.10	that each of the parties to the Subject Agreements and the Registration Rights Agreements (other than the Bermuda Guarantors) has no express or constructive knowledge of any circumstance whereby any Director of the Bermuda Guarantors when the Board of Directors of the Bermuda Guarantors, adopted or passed the Resolutions, as applicable failed to discharge his fiduciary duty owed to the Bermuda Guarantors as applicable, and to act honestly and in good faith with a view to the best interests of the Bermuda Guarantors as applicable;

1.11	that the records which were the subject of the Company Searches were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date and time of the Company Searches been materially altered;

1.12	that the records which were the subject of the Litigation Search were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date and time of the Litigation Search been materially altered;

1.13	that each of the Bermuda Guarantors has entered into its obligations under the Subject Agreements to which it is a party in good faith for the purpose of carrying on its business and that, at the time it did so, there were reasonable grounds for believing that the transactions contemplated by the Subject Agreements to which it is a party would benefit the Company;

1.14	that each transaction to be entered into pursuant to the Subject Agreements is entered into in good faith and for full value and will not have the effect of preferring one creditor over another.

2.	OPINION

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:

2.1	Each of the Bermuda Guarantors is duly incorporated and existing under the laws of Bermuda, is validly existing and in good standing under the laws of Bermuda.

2.2	Each of the Bermuda Guarantors has taken all corporate action required to authorise its execution, delivery and performance of the Subject Agreements.

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2.3	The execution, delivery and performance by each of the Bermuda Guarantors of the Subject Agreements to which it is a party and the consummation of the transactions contemplated thereby have been duly authorised by all necessary corporate action on the part of each of the Bermuda Guarantors. The execution, delivery and performance by each of the Bermuda Guarantors of the Subject Agreements to which it is a party and the consummation of the transactions contemplated thereby, including the issue of the New Guarantees by IR Limited and IR Holding respectively, do not and will not violate, conflict with or constitute a default under (i) any law, order, rule, decree, statute or regulation of Bermuda; or (ii), the Constitutional Documents.

2.4	The Indenture to which each of the Bermuda Guarantors is a party has been duly executed by each of the relevant Bermuda Guarantors.

2.5	When executed and delivered pursuant to and in accordance with the terms of the Registration Rights Agreements, the Indenture, the New Guarantees and the Resolutions, the New Guarantees will be validly issued.

3.	RESERVATIONS

We have the following reservations:

3.1	We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the Courts of Bermuda at the date hereof.

3.2	The term “enforceable” as used in this opinion means that there is a way of ensuring that each party performs an agreement or that there are remedies available for breach.

3.3	Searches of the Register of Companies at the office of the Registrar of Companies and of the Supreme Court Causes Book at the Registry of the Supreme Court are not conclusive and it should be noted that the Register of Companies and the Supreme Court Causes Book do not reveal:

3.3.1	details of matters which have been lodged for filing or registration which as a matter of best practice of the Registrar of Companies or the Registry of the Supreme Court would have or should have been disclosed on the public file, the Causes Book or the Judgment Book, as the case may be, but for whatever reason have not actually been filed or registered or are not disclosed or which, notwithstanding filing or registration, at the date and time the search is concluded are for whatever reason not disclosed or do not appear on the public file, the Causes Book or Judgment Book;

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3.3.2	details of matters which should have been lodged for filing or registration at the Registrar of Companies or the Registry of the Supreme Court but have not been lodged for filing or registration at the date the search is concluded;

3.3.3	whether an application to the Supreme Court for a winding-up petition or for the appointment of a receiver or manager has been prepared but not yet been presented or has been presented but does not appear in the Causes Book at the date and time the search is concluded;

3.3.4	whether any arbitration or administrative proceedings are pending or whether any proceedings are threatened, or whether any arbitrator has been appointed; or

3.3.5	whether a receiver or manager has been appointed privately pursuant to the provisions of a debenture or other security, unless notice of the fact has been entered in the Register of Charges in accordance with the provisions of the Act.

3.4	Furthermore, in the absence of a statutorily defined system for the registration of charges created by companies incorporated outside Bermuda (“overseas companies”) over their assets located in Bermuda, it is not possible to determine definitively from searches of the Register of Charges maintained by the Registrar of Companies in respect of such overseas companies what charges have been registered over any of their assets located in Bermuda or whether any one charge has priority over any other charge over such assets.

3.5	In order to issue this opinion we have carried out the Company Search as referred to in the Schedule to this opinion and have not enquired as to whether there has been any change since the date and time of such search.

3.6	In order to issue this opinion we have carried out the Litigation Search as referred to in the Schedule to this opinion and have not enquired as to whether there has been any change since the date and time of such search.

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4.	DISCLOSURE

This opinion has been prepared for your use in connection with the Registration Statement. For this purpose, we hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.3 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended. Further, this opinion speaks as of its date.

This opinion is governed by and is to be construed in accordance with Bermuda law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.

Yours faithfully

/s/ Appleby (Bermuda) Limited

Appleby (Bermuda) Limited

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SCHEDULE

1.	The entries and filings shown in respect of each of the Bermuda Guarantors on the file of the Bermuda Guarantors maintained in the Register of Companies at office of the Registrar of Companies in Hamilton, Bermuda, as revealed by a search conducted on 25 April 2014 at 9:30 am (Bermuda time) with respect to each of the Bermuda Guarantors (collectively the Company Searches).

2.	The entries and filings shown in respect of each of the Bermuda Guarantors in the Supreme Court Causes Book maintained at the Registry of the Supreme Court in Hamilton, Bermuda, as revealed by a search conducted on 25 April 2014 at 9:15 am (Bermuda time) in respect of each of the Bermuda Guarantors (Litigation Search).

3.	A certified copy of (i) the Certificate of Incorporation, Memorandum of Association, Certificate of Deposit of Memorandum of Increase of Share Capital and Bye-Laws for IR Limited (Constitutional Documents of IR Limited); and (i) the Certificate of Incorporation, Memorandum of Association and Bye-Laws for IR Holding (the Constitutional Documents of IR Holding and together with the Constitutional Documents of IR Limited the Constitutional Documents).

4.	A copy of:

(i)	the minutes of the meeting of the Board of Directors of IR Limited held on April 3, 2013; and

(ii)	the unanimous written resolutions of the Board of Directors of IR Holding adopted as of April 3, 2013.

 (collectively Resolutions).

5.	A copy of the Certificate of Merger dated 31 March 2014 and issued to IR Holding, as the surviving company, in respect of the merger of IR Holding and Ingersoll-Rand Treasury Ltd. effective as of 18 March 2014.

6.	A certified copy of the “Foreign Exchange Letter”, issued by the Bermuda Monetary Authority, Hamilton Bermuda in relation to the Bermuda Guarantors.

7.	A certified copy of the “Tax Assurance”, issued by the Registrar of Companies for the Minister of Finance in relation to each of the Bermuda Guarantors.

8.	Certificates of Compliance, in respect of each of the Bermuda Guarantors issued by the Registrar of Companies on 25 April 2014.

9.	A copy of the draft registration statement of Form S-4, which includes the preliminary prospectus, (excluding exhibits) (Registration Statement).

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10.	A copy of the executed Indenture dated as of 20 June 2013 among the Issuer, as Issuer, IR Limited, Ingersoll Rand Public Limited Company and IR Holdings as Guarantors, and The Bank of New York Mellon, as Trustee (Base Indenture).

11.	A copy of the executed first supplemental indenture dated as of 20 June 2013 relating to the 2019 Notes among the Issuer, as Issuer, IR Limited, Ingersoll Rand Public Limited Company and IR Holdings as Guarantors, and The Bank of New York Mellon, as Trustee (2019 Notes Supplemental Indenture).

12.	A copy of the executed second supplemental indenture dated as of 20 June 2013 relating to the 2023 Notes among the Issuer, as Issuer, IR Limited, Ingersoll Rand Public Limited Company and IR Holdings as Guarantors, and The Bank of New York Mellon, as Trustee (2023 Notes Supplemental Indenture).

13.	A copy of the executed third supplemental indenture dated as of 20 June 2013 relating to the 2043 Notes among the Issuer, as Issuer, IR Limited, Ingersoll Rand Public Limited Company and IR Holdings as Guarantors, and The Bank of New York Mellon, as Trustee (2043 Notes Supplemental Indenture and together with the Base Indenture, the 2019 Notes Supplemental Indenture and the 2023 Notes Supplemental Indenture, the Indenture).

14.	A copy of the executed registration rights agreement in respect of the 2019 Notes dated as of 20 June 2013 among the Bermuda Guarantors, the Issuer, Ingersoll-Rand Public Limited Company and Citigroup Global Markets Inc., Goldman Sachs & Co., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated as representatives of the several purchasers named in Schedule 1 to the Purchase Agreement (2019 Registration Rights Agreement).

15.	A copy of the executed registration rights agreement in respect of the 2023 Notes dated as of 20 June 2013 among the Bermuda Guarantors, the Issuer, Ingersoll-Rand Public Limited Company and Citigroup Global Markets Inc., Goldman Sachs & Co., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated as representatives of the several purchasers named in Schedule 1 to the Purchase Agreement (2023 Registration Rights Agreement).

16.	A copy of the executed registration rights agreement in respect of the 2043 Notes dated as of 20 June 2013 among the Bermuda Guarantors, the Issuer, Ingersoll-Rand Public Limited Company and Citigroup Global Markets Inc., Goldman Sachs & Co., and J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated as representatives of the several purchasers named in Schedule 1 to the Purchase Agreement (2043 Registration Rights Agreement and, together with the 2019 Registration Rights Agreement and the 2023 Registration Rights Agreement, the Registration Rights Agreements).

17.	A copy of the form of New Guarantee.

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